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                                                                 EXHIBIT (C)(2)



                                    AGREEMENT


     1. LG Semicon Co., Ltd., a Korean corporation ("Semicon"), as the record and beneficial owner of approximately 42% of the issued and outstanding voting capital stock (the "Semicon-Owned Stock") of Zenith Electronics Corporation, a Delaware corporation ("Zenith"), hereby appoints LG Electronics Inc., a Korean corporation ("LGE") (and any officer or agent of LGE, with full power of substitution) as its true and lawful attorney-in-fact and in its name, place and stead to vote the Semicon-Owned Stock at any meeting of stockholders of Zenith, and to execute written consents in respect of the Semicon-Owned Stock in lieu of any such meeting.

     2. This proxy is irrevocable. The foregoing power of attorney shall be full binding upon any individual, partnership, corporation or other entity who shall acquire any beneficial interest in the Semicon-Owned Stock.

     3. This proxy shall terminate thirteen (13) years after the date hereof.

     Executed and delivered as of this 25th day of March, 1997



                              LG SEMICON CO., LTD



                              /s/ Chung Hwan Mun, President
                              -----------------------------
                              LG SEMICON CO., LTD
                              Chung Hwan Mun, President

ACCEPTED AND AGREED:
this 25th day of March, 1997

LG ELECTRONICS INC.

/s/ Cha Hong (John) Koo, President
----------------------------------
Cha Hong (John) Koo, President